Exhibit 99.1

Company Press Release

Thursday March 6, 2008

Advant-e Corporation Announces Record Revenue and Net Income for 2007

Company Reports 33% Increase in Revenue, 19% Increase in Net Income over Prior Year

DAYTON, Ohio, Thursday March 6, 2008 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based Electronic Data Interchange services and electronic document management software and services today announced financial and operating results for the year ending December 31, 2007.

The Company reported record revenues for 2007 of $7,162,329, a 33% increase over revenues of $5,403,632 for 2006. The increase is attributable to continued growth of the Company’s internet-based EDI services and revenue from products and services sold by Merkur Group, Inc. which was acquired on July 2, 2007. Net income for 2007 was a record $1,022,679 or $.15 per share compared to $858,670 or $.13 per share in 2006.

Highlights of 2007 financial and operating results include:

•	Revenue Increased for the seventh consecutive year.

•	Net Income Exceeded $1 million for first time and increased by 19%.

•

Merkur Group Inc. Acquisition - On July 2, 2007 the Company acquired Merkur Group Inc. which contributed $1,086,724 to revenue in 2007 and net income of $58,300 before deducting non-cash charges pertaining to amortization of intangible assets of $27,108.

•	Continued Automotive related Web EDI Revenue Acceleration - Automotive and manufacturing Web EDI revenue increased by 25% and comprised 8% of Edict Systems revenue in 2007 compared to 7% in 2006.

Commenting on the year-end results, Mr. Jason K. Wadzinski, CEO of Advant-e stated, “In 2007 we continued executing on our strategy of expanding the industries we support while enhancing our service offerings. The acquisition of Merkur Group has contributed to our overall performance by adding over $1 million in revenue in 2007 while contributing to the bottom line. Our cash flow is strong and we are looking forward to continuing our progress going forward.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc is a provider of internet-based Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At December 31, 2007 and 2006

	2007	2006
Assets
Current assets:
Cash and cash equivalents	$2,039,447	2,209,782
Short-term investments	292,151	274,434
Accounts receivable, net	805,241	477,639
Prepaid software maintenance costs	183,618	—
Prepaid expenses and deposits	68,930	28,339
Deferred income taxes	40,057	—

Total current assets	3,429,444	2,990,194
Software development costs, net	194,238	247,621
Property and equipment, net	433,658	386,697
Goodwill	1,450,368	—
Other intangible assets, net	498,644	—

Total assets	$6,006,352	3,624,512

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$211,738	66,936
Accrued salaries and other expenses	273,210	157,802
Income taxes payable	112,700	109,642
Deferred revenue	645,093	112,846
Deferred income taxes	—	53,119

Total current liabilities	1,242,741	500,345
Deferred income taxes	288,858	165,784

Total liabilities	1,531,599	666,129

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,875,015 shares issued and 6,815,015 shares outstanding at December 31, 2007 and 6,478,714 outstanding at December 31, 2006	6,875	6,478
Paid-in capital	2,210,200	1,641,906
Retained earnings	2,332,678	1,309,999
Treasury stock at cost, 60,000 shares at December 31, 2007	(75,000)	—

Total shareholders’ equity	4,474,753	2,958,383

Total liabilities and shareholders’ equity	$6,006,352	3,624,512

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2007 and 2006

	2007	2006
Revenue	$7,162,329	5,403,632
Cost of revenue	2,498,850	1,677,937

Gross margin	4,663,479	3,725,695
Marketing, general and administrative expenses	3,147,344	2,453,883

Operating income	1,516,135	1,271,812
Other income, net	77,431	87,862

Income before taxes	1,593,566	1,359,674
Income tax expense	570,887	501,004

Net income	$1,022,679	858,670

Basic earnings per share	$0.15	0.13

Diluted earnings per hare	$0.15	0.13

Weighted average shares outstanding	6,655,808	6,408,516

Weighted average shares outstanding, assuming dilution	6,655,808	6,434,615

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net income	$1,022,679	858,670
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	228,614	153,113
Amortization of software development costs	68,746	124,498
Amortization of other intangible assets	42,356	—
Loss on disposal of assets	—	41,922
Deferred income taxes	(69,732)	60,703
Purchases of trading securities	(187,218)	(31,541)
Proceeds from sale of trading securities	183,694	28,393
Net realized gain on sales of securities	(2,438)	(9,701)
Net unrealized gain on trading securities	(11,755)	(27,218)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(12,192)	(126,157)
Prepaid software maintenance costs	(11,306)	—
Prepaid expenses and deposits	(2,182)	(3,211)
Accounts payable	(41,084)	22,098
Accrued salaries and other expenses	49,712	42,292
Income taxes payable	833	(266,010)
Deferred revenue	61,721	36,673

Net cash flows from operating activities	1,320,448	904,524

Cash flows from investing activities:
Purchases of available-for-sale securities	—	(107,966)
Proceeds from sale of available-for-sale securities	—	90,086
Purchases of property and equipment	(242,125)	(311,654)
Software development costs	(15,363)	(219,018)
Purchase of Merkur Group, Inc.	(998,295)	—

Net cash flows from investing activities	(1,255,783)	(548,552)

Cash flows from financing activities:
Net payments on bank line of credit	(160,000)	—
Issuance of common stock	—	90,375
Purchase of treasury shares	(75,000)	—

Net cash flows from financing activities	(235,000)	90,375

Net increase (decrease) in cash and cash equivalents	(170,335)	446,347
Cash and cash equivalents, beginning of year	2,209,782	1,763,435

Cash and cash equivalents, end of year	$2,039,447	2,209,782

Supplemental disclosures of cash flow items:
Income taxes paid	$637,561	706,311
Non cash transactions
Issuance of common shares in connection with purchase of Merkur Group, Inc.	568,692	—

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.